Exhibit 10.1
OSI PHARMACEUTICALS, INC.
CONSULTING AND CONFIDENTIAL DISCLOSURE AGREEMENT
          This Consulting and Confidential Disclosure Agreement (“Agreement”) is effective as of October 1, 2009 (“Effective Date”) by and between OSI Pharmaceuticals, Inc., a Delaware corporation (together with its affiliates and subsidiaries, “OSI”), having executive offices at 41 Pinelawn Road, Melville, New York 11747, and H.M. (Bob) Pinedo, M.D., Ph.D., an individual (“Consultant”), having an address at Gladiolenweg 6, Willemstad, Curacao, Netherlands Antilles.
1. Nature of Consulting Services. The field of consultation will be clinical development of oncology products (“Field”). The consulting services provided by Consultant under this Agreement (“Services”) will include the following activities: (i) advising and informing OSI of developments within the Field; (ii) assisting OSI in solving research, development and other problems within the Field; (iii) making suggestions and recommendations to OSI for new drug products and for improvements of existing drug products related to the Field; and (iv) attending scientific advisory board meetings as requested.
2. Delivery of Consulting Services.
     (a) In providing the Services, Consultant will provide at Consultant’s expense all equipment, tools, supplies and materials.
     (b) Consultant will carry out the Services to the best of Consultant’s ability in a professional manner consistent with industry standards, in accordance with the standard of care customarily observed with regard to such services in Consultant’s profession and using the Consultant’s expertise and creative talents. Consultant will perform Services in a timely manner and at mutually agreeable locations, times and places. Consultant will perform the Services in compliance with all applicable laws, rules and regulations.
3. Compensation and Reimbursement.
     (a) OSI will pay Consultant a fee at the rate of five hundred dollars (US$500) per hour or four thousand dollars (US$4,000) per day (minimum of eight hours) in consideration for the Services. Consultant shall invoice OSI for Services on a monthly basis. Payment shall be due within thirty (30) days of OSI’s receipt of an invoice for such payment.
     (b) Consultant may bill OSI for reasonable travel time when such travel is requested by OSI at a rate of the lesser of two hundred dollars (US$200) per hour or two thousand (US$2,000) per day. OSI will reimburse Consultant for reasonable out-of-pocket expenses incurred while Consultant is traveling at OSI’s request. Unless otherwise approved by OSI, Consultant must use OSI-designated travel services to make all OSI requested travel arrangements. In addition, Consultant must obtain OSI’s prior written consent for such expenses that will exceed two thousand dollars (US$2,000) in the aggregate. Consultant must submit copies of appropriate receipts for any such expenses.
4. Confidentiality.
     (a) “Confidential Information” means confidential or proprietary information of OSI either disclosed orally, graphically, in writing, or in electronic or other form to or otherwise learned by Consultant under this Agreement or that should reasonably be known to be confidential or proprietary to OSI, including but not limited to information relating to OSI’s: research, development, preclinical and clinical programs, data and results; pharmaceutical or biologic candidates and products; inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications and licenses; IP Rights (as defined in Section 5); business, product, marketing, sales, scientific and technical strategies, programs and results, including costs and prices; suppliers, manufacturers, customers, market data, personnel, and consultants; and other confidential matters related to OSI.
     (b) Subject to Section 4(c), until ten (10) years after the expiration or termination of this Agreement, Consultant:
          (i) shall not use Confidential Information for its own benefit or the benefit of any third party except solely for the purpose of performing Services;
          (ii) shall hold Confidential Information in strictest confidence and shall not disclose Confidential Information to others, except to its employees or agents who require Confidential Information solely for the purpose of performing Services and who are subject to binding obligations of confidentiality and restricted use at least as protective as those of this Agreement;
          (iii) shall protect the confidentiality of Confidential Information using at least the same level of efforts and measures used to protect its own confidential information, and at least commercially reasonable efforts and measures, including without limitation limiting access to Confidential Information commensurate with performance of the Services and keeping adequate records of those with access to Confidential Information and of all uses or dispositions of Confidential Information; and
          (iv) shall notify OSI as promptly as practicable of any unauthorized use or disclosure of Confidential Information.
     (c) Consultant’s obligations under Section 4(b) shall not apply to any Confidential Information that:
          (i) Consultant knew prior to learning it under this Agreement, as demonstrated by written records predating the date it was learned under this Agreement (unless learned from OSI or a third party under a binder of confidentiality);
          (ii) is now, or becomes in the future, publicly available other than by an act or omission of Consultant; or
          (iii) a third party discloses to Consultant as a matter of right, without any restriction on disclosure, and without any breach of any direct or indirect obligation of confidentiality to OSI, as shown by Consultant’s written records contemporaneous with such third party disclosure.
     (d) Notwithstanding other provisions of this Agreement, Consultant may disclose Confidential Information to the extent and to the persons or entities required under applicable governmental law, rule, regulation or order, provided that Consultant (i) first gives prompt notice of such disclosure requirement to OSI so as to enable OSI to seek any limitations on or exemptions from such disclosure requirement and (ii) reasonably cooperates at OSI’s request in any such efforts by OSI.
     (e) Upon the earlier of the completion of the Services or OSI’s request for any reason at any time, Consultant will (i) immediately cease all use of Confidential Information and notify OSI and (ii) promptly, at OSI’s instruction, either return to OSI or destroy all Confidential Information, including any copies, extracts, summaries, or derivative works thereof, and certify in writing to OSI the completion of such return and/or destruction.
     (f) OSI retains all right, title and interest in and to Confidential Information. This Agreement gives Consultant no right or license to any Confidential Information or any intellectual property or other rights owned by or licensed to OSI, by implication or otherwise, except the right to use Confidential Information solely for performance of Services. OSI may freely transfer, disclose and/or use Confidential Information for its or others’ purposes.
     (g) Consultant acknowledges that any actual or threatened breach of this Section 4 will cause OSI immediate and irreparable harm that cannot be adequately compensated by monetary damages, and Consultant therefore agrees that OSI shall have the right to secure equitable and injunctive relief under this Agreement in addition to any other remedies that may be legally available.
5. Intellectual Property. Consultant hereby assigns to OSI all of Consultant’s right, title and interest in and to any intellectual property rights arising from inventions, software programs, databases or other discoveries made, conceived, reduced to practice, authored or otherwise developed solely or jointly by Consultant in whole or in part through use of Confidential Information or in the course of performing Services (“IP Rights”). Consultant hereby grants OSI an irrevocable power of attorney to execute on Consultant’s behalf patent and copyright applications or other such documents required to protect, enforce or perfect OSI’s right, title and interest in and to such IP Rights.
6. Publication. Consultant agrees that, during the term of this Agreement and for a period of ten (10) years from termination of this Agreement, if for any reason Consultant wishes to present or publish scientific articles or papers concerning Consultant’s own research work in the Field, the content of which is based on Confidential Information first received from OSI, Consultant shall submit such proposed presentations, articles and papers to OSI for its review and possible action to protect OSI’s patent rights at least ninety (90) days prior to Consultant’s proposed publication or disclosure date. OSI will promptly review Consultant’s proposed presentations or publications. If OSI can do so without compromising its present or potential patent rights, OSI shall waive all or a portion of such 90-day period. OSI further agrees to review portions of proposed presentations and publications as Consultant makes such portions available, and to conduct its review of such portions in a manner comparable to its review of complete proposed presentations and publications.
7. Representation and Warranties. Consultant represents and warrants to OSI that:
     (a) Consultant has the full right, power and authority to enter into this Agreement and perform its obligations hereunder without the consent of any third party and without breach of any agreements with or obligations to any third party;
     (b) to Consultant’s knowledge, OSI may freely use, practice, reproduce, distribute, make and sell all IP Rights and any other advice, data, information, inventions, works of authorship or know-how that Consultant conveys or provides hereunder, without restriction and without infringing or misappropriating any third party (e.g., a university or corporation) intellectual property or other rights;
     (c) Consultant will not grant, transfer, assign or convey, directly or indirectly, any right, title or interest in or to any IP Rights to any third party;
     (d) Consultant has not entered and will not enter into any agreement with or obligation to a third party (e.g., a university or corporation) inconsistent, incompatible, or conflicting with its obligations under this Agreement; and
     (e) Consultant will inform OSI immediately of any contracts or subject matter with which Consultant or members of Consultant’s family are engaged in that may in any way raise a conflict of interest between Consultant and OSI.
8. Indemnification. Each party will defend, indemnify and hold harmless the other party, its officers, directors, employees and agents from and against any and all losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees) (“Losses”) directly caused by or resulting from a material breach of this Agreement by such party, except to the extent such Loss was caused by the gross negligence or willful misconduct of the party (including its officers, directors, employees and agents) seeking indemnification. Each party will notify the other party promptly upon learning of a claim, demand, suit, or proceeding that might give rise to a Loss, and the potentially indemnifying party may control defense and settlement thereof provided it does so diligently, in good faith and using reasonably experienced counsel with expertise in the relevant field. The potentially indemnified party will reasonably cooperate in such defense and/or settlement at the potentially indemnifying party’s request and expense and may participate at its own expense using its own counsel.
9. Waiver and Release. Except with respect to compensation set forth in Section 3, Consultant hereby waives, fully releases and forever discharges OSI and its agents, employees, successors and assigns from and against any and all demands, claims, actions, causes of action, rights, suits, covenants, contracts and agreements of any kind, known or unknown, absolute or contingent, determined or speculative, both in law and in equity, brought or made by or on behalf of Consultant, arising out of Consultant’s services under and pursuant to the Agreement.
10. Term and Termination.
     (a) The initial term of this Agreement shall commence on the Effective Date and expire six (6) months from the Effective Date unless earlier terminated under this Section 10.
     (b) Either party may terminate this Agreement for a material breach by the other party upon thirty (30) days’ written notice specifying the breach unless such breach is cured within such 30-day period.
     (c) OSI may terminate this Agreement (i) upon thirty (30) days’ written notice on the basis of business, financial or regulatory conditions pertaining to OSI or its product(s) or program(s) that are the subject of the Services.
     (d) Either party may terminate this Agreement at will upon sixty (60) days’ written notice.
     (e) Expiration or termination of this Agreement shall not affect accrued rights or obligations of the parties. Sections 4, 5, 6, 7(c), 7(d), 8, 9, 10(e), 10(f) and 11 shall survive termination or expiration of this Agreement.
     (f) If Consultant and OSI continue or re-establish consulting after expiration of this Agreement without a subsequent written consulting agreement, the terms and conditions of this Agreement shall be construed by course of conduct to have been renewed or reinstated for an additional period equal to the length of such further consulting.
11. General.
     (a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, regardless of any choice of law principles. The parties will submit any dispute or claim arising under this Agreement to the exclusive jurisdiction of the U.S. federal or New York state courts within the New York counties of New York or Nassau, and the parties hereby submit to, and waive any objection to, personal jurisdiction and venue in such courts for such purpose.
     (b) Any purported assignment or delegation by Consultant of this Agreement in whole or in part without the prior written consent of OSI shall be void. OSI has the unconditional right to assign this Agreement if there is no resulting material change in the scope of the Services. This Agreement shall be binding upon the parties, their successors and their permitted assigns.
     (c) All notices under this Agreement shall be in writing and shall be deemed given upon personal delivery, delivery by internationally- or nationally-recognized bonded courier service, or seven (7) days after sending by certified or registered mail, postage prepaid and return receipt requested, to the following addresses of the respective parties or such other address as given by notice under this Section 11(c):

OSI:	OSI Pharmaceuticals, Inc.
At the address set forth at the beginning of this Agreement
Attention: General Counsel

Consultant:	Bob Pinedo, MD, PhD
At the address set forth at the beginning of this Agreement
     (d) Consultant agrees to abide by the terms of OSI’s insider trading policy, Statement of Company Policy on Securities Trades By Company Personnel, Directors and Consultants (March 2008).

     (e) During the term of this Agreement, Consultant will not (i) improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and (ii) bring onto the premises of OSI any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
     (f) Consultant recognizes that OSI has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on OSI’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant’s work for OSI consistent with the OSI’s agreement with such third party.
     (g) This Agreement sets forth the complete, final and exclusive agreement between the parties and supersedes and terminates all prior agreements and understandings between the parties. No amendment to, or waiver of right under, this Agreement is effective unless in writing signed by authorized representatives of the parties. No waiver by a party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a party of any right under this Agreement shall be construed as a waiver of any other right. If any provision of this Agreement is judicially or administratively determined to be unenforceable, the provision will be reformed to most nearly approximate the parties’ original intent, but otherwise this Agreement will continue in full force and effect.
     (h) Consultant’s relationship with OSI will be that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of OSI and is not authorized to make any representation, contract, or commitment on behalf of OSI. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement. If Consultant is a natural person, (i) Consultant will not be entitled to any of the benefits that OSI may make available to OSI employees, such as group insurance, profit-sharing or retirement benefits, and (ii) Consultant shall be solely responsible for reporting and withholding of payroll taxes. Consultant accepts exclusive liability for complying with all applicable laws governing self-employed individuals, including obligations such as payment of taxes and other contributions based on fees paid to Consultant, its agents or employees under this Agreement, and will defend, indemnify and hold harmless OSI from and against any and all such taxes or contributions, including penalties and interest.
     (i) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     The parties hereto have entered into this Agreement as of the Effective Date by their duly authorized representatives.

CONSULTANT	OSI PHARMACEUTICALS, INC.

/s/ H. M. Pinedo	By:	/s/ Colin Goddard

H.M. (Bob) Pinedo, M.D., Ph.D.		Name:	Colin Goddard
		Title:	CEO